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As filed with the Securities and Exchange Commission on September 8, 2000
                                                 Registration No. 33-00000

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          CYCOMM INTERNATIONAL INC.
            (Exact Name of Registrant as Specified in Its Charter)
                               ________________

         WYOMING                                      54-1779046
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                    Identification No.)
     ______________                                   ___________

                       1420 Springhill Road, Suite 420
                            McLean, Virginia 22102
                                (703) 903-9548
                   (Address of principal executive offices)
                                ______________

                       1997 Employee Stock Option Plan
        Non-qualified grants to officers, directors and key employees
                          (Full title of the plans)

                                ALBERT I. HAWK
                    President and Chief Executive Officer
                          Cycomm International Inc.
                       1420 Springhill Road, Suite 420
                            McLean, Virginia 22102
                                (703) 903-9548
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:
                           DAVID J. LEVENSON, ESQ.
                             Mays & Valentine LLP
                       8201 Greensboro Drive, Suite 800
                               McLean, VA 22102
                                (703) 734-4328
                               ________________







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                       CALCULATION OF REGISTRATION FEE
                                     Proposed
                                      Maximum       Proposed
                                     Aggregate      Maximum
Title of Each Class of  Amount to    Price Per     Aggregate       Amount of
  Securities to be         be        Security    Offering Price Registration Fee
      Registered       Registered

Common Stock, no par     387,876      $1.15     $  446,057            $ 118
value, to be issued
under the 1997
Employee Stock Option
Plan (1)

Common Stock, no par   3,343,333      $1.37    $ 4,580,366           $ 1,209
value, to be issued
under non-qualified
option grants to
officers, directors
and key employees (1)

Common Stock, no par     200,000      $0.75    $   150,000             $  40
value, to be issued
upon exercise of
warrants issued to
consultants (2)
                       ---------                 ---------             -----
Total                  3,931,209               $ 5,176,423            $1,367
                       =========                 =========             =====


   (1) Maximum aggregate price per security is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the weighted average price of outstanding options as of August 22, 2000.
   (2) Issuable upon exercise of warrants. Warrants have an exercise price of $0.75 per share.





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                          CYCOMM INTERNATIONAL INC.
                      REGISTRATION STATEMENT ON FORM S-8
                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
                      __________________________________

Item 3. Information Incorporated by Reference.

      We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

      (a) Cycomm International Inc.'s ("Cycomm") Registration Statement on Form SB-2/A (File No. 333-37056) as amended (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of common stock and warrants issued under private equity placements.

      (b) Cycomm's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

      (c) Cycomm's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000.

      You may request a copy of all documents, without charge, that are incorporated by reference in this prospectus by writing or telephoning us at the following address: Cycomm International Inc., Attn: Corporate Secretary, 1420 Springhill Road, Suite 420, McLean, VA 22102; telephone number 703 903-9548.


Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable

Item 6. Indemnification of Directors and Officers.

      Provisions of the Wyoming Business Corporation Act and Cycomm's Bylaws provide indemnification for directors, officers and controlling persons of Cycomm against certain liabilities, including liability under the Securities
Act of 1933, under certain circumstances.   Insofar as indemnification for
liabilities arising under that Act may be permitted to such persons, Cycomm has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in the successful defense of any action) is asserted by such persons in connection with this registration statement, unless Cycomm's counsel is of the opinion that the matter has been settled by controlling precedent, Cycomm will submit to a court the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of that question.

Item 7. Exemption from Registration Claimed.

      Not applicable.

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Item 8. Exhibits.

(a)  Exhibits

     (1) The following exhibits are filed as part of this Registration Statement on Form S-8 and incorporated by reference herein to the extent possible.


          1.1   Certificate of Incorporation                         (1)
          1.2   Certificate of Incorporation on Change of Name       (1)
          1.3   Certificate of Continuance                           (1)
          1.4   Amended Articles of Incorporation                    ___
          5.1   Opinion of Hirst & Applegate, P.C.
          10.6  Asset Purchase Agreement among and between           (2)
                9036-8028 Quebec, Inc., Cycomm International Inc.
                and M3i Technologies, Inc. and M3i Systems Inc.
                date June 21, 1996
          10.7  Management Services Agreement - Albert I. Hawk       (3)
          10.11 Commercial Revolving Loan, Additional Loan and
                Security Agreement by and among the Company
                and American Commercial Finance Corp.                (4)
          10.12 Cycomm International Inc. 1997 Stock Option Plan     (4)
          10.13 Stock Purchase Agreement and Certificate of
                Designation of Series B Convertible Redeemable
                Preferred Stock                                      (4)
          23.1  Consent of Ernst & Young, L.L.P., Independent
                Auditors
          23.2  Consent of Hirst & Applegate, P.C.
                (contained in exhibit 5.1)

(1)  Previously  filed as an Exhibit to Form 20-F  Registration  Statement (as
     amended), Form 20-F Annual Reports and Form  6-K   Reports   of   Foreign
     Issuer and incorporated by reference herein.

(2) Previously filed as an Exhibit to Form 8-K dated June 21, 1996 and incorporated by reference herein.

(3) Previously filed as an Exhibit to Form 10-KSB for the year ended May 31, 1996 dated September 12, 1996 and incorporated by reference herein.

(4) Previously filed as an Exhibit to Form 10-KSB for the year ended December 31, 1997 dated March 31, 1998 and incorporated by reference herein.

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
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(b)   Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Cycomm has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Cycomm in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cycomm will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



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                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on September 8, 2000.

                     CYCOMM INTERNATIONAL INC.



                     Albert I. Hawk, President and
                     Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                      Date: September 8, 2000
Albert I. Hawk, President, Chief
Executive Officer and Chairman of the Board
(Principal executive officer)


                                                      Date: September 8, 2000
Calvin G. Cobb, Chief Financial Officer
(Principal financial officer and principal accounting officer)


                                                      Date: September 8, 2000
Hubert R. Marleau, Director



                                                      Date: September 8, 2000
Lt. Gen. Thomas P. Stafford, Director



                                                      Date: September 8, 2000
Stephen Sparks, Director



















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                                                                  Exhibit 23.1



                       Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. _____) pertaining to the registration of 3,931,209 shares of Cycomm International Inc. common stock, of our report dated April 6, 2000, with respect to the consolidated financial statements of Cycomm International Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1999 and the consolidated financial statements of Cycomm International Inc. for the year ended December 31, 1999 included in the Registration Statement No. 333-37056 on Form SB-2/A filed with the Securities and Exchange Commission.




                                       /s/ Ernst & Young LLP


McLean, Virginia
September 8, 2000







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                                                                   Exhibit 5.1

              Consent of Hirst & Applegate, P.C. Wyoming Counsel

                                  _________
                              September 8, 2000

Cycomm International Inc.
1420 Springhill Road
Suite 420
McLean, VA  22102

Ladies and Gentlemen:

     RE:  REGISTRATION ON FORM S-8

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September __, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 387,876 shares of Common Stock (the "1997 Option Shares") to be issued under the 1997 Employee Stock Option Plan (the "1997 Option Plan"); 3,343,333 shares of Common Stock (the "Non-Qualified Shares") to be issued under Non-Qualified option grants to officers, directors and key employees (the "Non-Qualified grants"); and 200,000 shares of Common Stock (the "Warrant Shares") to be issued upon the exercise of warrants issued to Imperial Capital Corporation, L.L.C. in connection with their consulting agreement with Cycomm.

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the 1997 Option Shares, the Non-Qualified Shares and the Warrant Shares (collectively, the "Shares"). It is our opinion that the Shares, when issued and sold in the manner referred to in the 1997 Option Plan, the Non-Qualified grant agreements, and the consulting agreement with Imperial Capital Corporation, L.L.C. (collectively, the "Plans"), and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                  Yours very truly,


                                  HIRST & APPLEGATE, P.C.


                                  BY:  DALE W. COTTAM